As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. 333-117902

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DENNY’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3487402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

203 East Main Street

Spartanburg, South Carolina 29319

(864) 597-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RHONDA J. PARISH

Executive Vice President & General Counsel

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

(864) 597-8000

(Name, address, including zip code, and telephone number including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Gary C. Ivey

Alston & Bird LLP

Bank of America Plaza, Suite 4000

101 S. Tryon Street

Charlotte, North Carolina 28202

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

DENNY’S CORPORATION

48,429,997 Shares

Common Stock

This prospectus relates to the offer and sale by the Selling Stockholders named herein of 48,429,997 shares of common stock of Denny’s Corporation. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board, or OTCBB, or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution,” and will sell their shares at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders.

The brokers and dealers the Selling Stockholders utilize in selling these shares may receive compensation in the form of concessions or commissions from the sellers or purchasers of the shares. Any compensation may exceed customary commissions. The Selling Stockholders and the brokers and dealers they utilize may be deemed to be “underwriters” within the meaning of the securities laws, and any commissions received and any profits realized by them upon the sale of shares may be considered to be underwriting compensation.

Our common stock is traded on the OTCBB under the symbol “DNYY.” On August 26, 2004, the last sales price for the shares of our common stock as reported on the OTCBB was $2.80 per share. The prices quoted for the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2 of this prospectus for certain considerations relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2004

You should rely only on the information contained in this prospectus or any prospectus supplement or to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “Denny’s Corporation,” “Denny’s,” the “Company,” “we,” “us,” and “our” refer to Denny’s Corporation and its subsidiaries and do not refer to the Selling Stockholders.

i

SUMMARY

Denny’s Corporation

We are America’s largest full-service family-style restaurant chain, consisting of 554 company-owned units and 1,062 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.

Denny’s restaurants generally are open 24 hours a day, 7 days a week. This “always open” operating platform is a distinctive competitive advantage. Our “abundant value” strategy promotes high quality, generous portions and reasonable prices with friendly and efficient service in a pleasant atmosphere. Denny’s expansive menu offers traditional American-style food such as hamburgers and fries, grilled chicken breast dinners, the very popular Grand Slam breakfast and our Meat Lover’s breakfast.

Our principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319, and our telephone number at that address is (864) 597-8000. For additional information regarding us and our business, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Recent Developments

On July 7, 2004, we sold 48,429,997 shares of common stock in a private placement to the Selling Stockholders, pursuant to the terms of Subscription Agreements, each dated as of July 6, 2004, by and between each Selling Stockholder and us. The Selling Stockholders paid a purchase price of $1.90 per share of common stock, resulting in aggregate gross proceeds to us of approximately $92 million. The proceeds from the equity placement have been applied to reduce indebtedness and for general corporate purposes. As of July 29, 2004, we have repurchased approximately $35 million aggregate principal amount of our 11.25% Senior Notes, leaving a balance outstanding of $343.9 million. As of August 26, 2004, we have also repurchased approximately $9 million aggregate principal amount of our 12.75% Senior Notes, leaving a balance outstanding of $111.7 million. In addition, we have paid off the $40 million balance outstanding under the term loan portion of our credit facility. As previously reported, we are now evaluating our recapitalization alternatives which may include refinancing our credit facility as well as refinancing some or all of the balance of our senior notes.

As part of each Subscription Agreement, we entered into a Registration Rights Agreement dated as of July 6, 2004 with each Selling Stockholder pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission, or the Commission, to register the shares held by the Selling Stockholders for resale. The registration statement of which this prospectus is a part was filed with the Commission pursuant to the Registration Rights Agreement.

On August 13, 2004, our subsidiaries, Denny’s Inc. and Denny’s Realty Inc., entered into a commitment letter for $275 million of senior secured credit facilities. The new facilities will consist of a $200 million, five-year term loan and a $75 million, four-year revolving credit facility. Banc of America Securities LLC and UBS Securities LLC will act as joint lead arrangers for the new facilities. The new credit facilities will refinance our existing credit facility, refinance a portion of our existing senior notes and be available for working capital, capital expenditures and other general corporate purposes. The new credit facilities will be guaranteed by Denny’s Corporation and its other subsidiaries and will generally be secured by liens on the same collateral that secure our existing facility. The closing of the new credit facilities, expected to occur in September of 2004, is subject to, among other conditions, the negotiation of definitive agreements on mutually acceptable terms, as well as other customary conditions for financings of this type. If we are unable to close on the new credit facilities before our current facility expires, our financial condition and results of operations will be materially affected.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline and you could lose all or part of your investment. See also “Forward Looking Statements.”

Our substantial indebtedness could adversely affect our operations.

We have now and will continue to have a significant amount of indebtedness. As of June 30, 2004, we had total indebtedness of approximately $582.5 million and a shareholders’ deficit of approximately $324.3 million.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	require us to continue to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

Inability to refinance our credit facility could adversely affect our financial condition and results of operations.

Our current credit facility expires on December 20, 2004. We continue to be dependent upon our credit facility in order to provide liquidity for continuing operations. We currently believe that our cash flow from operations, combined with our current cash and cash equivalents balances and capacity for additional borrowings under our credit facility will enable us to meet our anticipated cash requirements and capital expenditures through December 20, 2004.

Our ability to maintain continuity of operations will depend on a number of factors, including our ability to negotiate a replacement credit facility. Though we believe that we will be able to obtain a refinancing of our credit facility before our current facility expires, no assurance can be given that such additional financing, when needed, will be available on terms favorable to us, if at all. Our substantial existing debt and our credit profile classification as non-investment grade may affect our ability to negotiate acceptable terms to a replacement credit facility. If we are unable to negotiate a replacement credit facility, our financial condition and results of operations will be materially affected.

Despite current indebtedness levels, we and our subsidiaries may still incur substantially more indebtedness, including secured indebtedness. Incurring more indebtedness could intensify the risks described above.

Subject to the restrictions in our credit facility and the indentures governing our senior notes, we may incur significant additional indebtedness. Although the terms of the indentures governing our senior notes and our credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we and they now face could intensify. At June 30, 2004, we had outstanding revolving loans of $1.7 million, letters of credit of $35.1 million and term loans of $40 million under our credit facility, leaving net availability of $78.2 million. At July 29, 2004, with the prepayment of the term loans and the reduction of our commitments under our credit facility, we had outstanding revolving loans of $5.4 million, and letters of credit of $34.8 million under our credit facility, leaving net availability of $74.8 million. We continue to monitor our cash flow and liquidity needs. Although we believe that funds from operations and amounts available under our working capital facility will be adequate to cover those needs, we may seek additional sources of funds including additional financing sources and continued selected asset sales, to maintain sufficient cash flow to fund our ongoing operating needs, pay interest and scheduled debt amortization and fund anticipated capital expenditures over the next twelve months.

As a holding company, Denny’s depends on upstream payments from its operating subsidiaries.

Denny’s is a holding company, which currently conducts its operations through consolidated subsidiaries. As such, substantially all of our assets are owned by our subsidiaries. Accordingly, we depend upon dividends, loans and other intercompany transfers from our subsidiaries to meet our debt service and other obligations. These transfers are subject to contractual restrictions and are contingent upon the earnings of our subsidiaries.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service or repay our indebtedness.

Our ability to pay or to refinance our indebtedness, including our credit facility which matures in December of 2004, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations. We cannot be sure that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us under our credit facility (currently set to expire in December 2004), or any refinancing thereof, in amounts sufficient to enable us to service or reduce our indebtedness or to fund our other liquidity needs. Our ability to maintain or increase operating cash flow will depend upon:

•	consumer tastes;

•	the success of our marketing initiatives and other efforts by us to increase customer traffic in our restaurants; and

•	prevailing economic conditions and other matters, many of which are beyond our control.

If we are unable to meet our debt service obligations or fund other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity or seek additional equity capital. We cannot be sure that we will be able to pay or refinance our indebtedness or obtain additional equity capital on commercially reasonable terms, or at all.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely affect us.

The indentures governing Denny’s senior notes contain various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	create dividend or other payment restrictions affecting restricted subsidiaries;

•	issue or sell capital stock of restricted subsidiaries;

•	guarantee indebtedness;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets and use the proceeds thereof;

•	engage in sale-leaseback transactions; and

•	enter into certain mergers and consolidations.

The credit facility contains similar and additional restrictive covenants, including financial maintenance requirements. If and when we refinance our credit facility, we may become subject to similar or more restrictive covenants. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. In addition, our credit facility requires us to maintain certain financial ratios. Our ability to comply with these covenants may be affected by events beyond our control, and we cannot be sure that we will be able to comply with these covenants. Upon the occurrence of an event of default under the credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot be sure that our assets would be sufficient to repay in full our outstanding indebtedness.

Additional shares of our common stock will become eligible for sale, and significant sales of such shares could result in a decrease in the price of our common stock.

The market price for our common stock could drop as a result of sales of large numbers of shares in the market or the perception that such sales could occur. On July 7, 2004, we completed a private placement of 48,429,997 shares of our common stock to the Selling Stockholders and agreed to register these shares for resale without restriction with the Commission. The registration statement of which this prospectus is a part was filed with the Commission pursuant to a Registration Rights Agreement with the Selling Stockholders. When the registration statement becomes effective, the shares will be freely transferable.

The restaurant business is highly competitive.

The restaurant business is highly competitive and the competition is expected to increase. If we are unable to compete effectively, our business will be adversely affected. The following are important aspects of competition:

•	price;

•	restaurant location;

•	food quality;

•	quality and speed of service;

•	attractiveness and repair and maintenance of facilities; and

•	the effectiveness of marketing and advertising programs.

Our restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than we do) to locally owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.

Food service businesses may be adversely affected by changes in consumer tastes, economic conditions and demographic trends.

Food service businesses are often adversely affected by changes in:

•	consumer tastes;

•	national, regional and local economic conditions; and

•	demographic trends.

The performance of individual restaurants may be adversely affected by factors such as:

•	traffic patterns;

•	demographic consideration; and

•	the type, number and location of competing restaurants.

Multi-unit food service chains such as ours can also be materially and adversely affected by publicity resulting from:

•	poor food quality;

•	illness;

•	injury; and

•	other health concerns or operating issues.

Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, the food service industry in general and our results of operations and financial condition in particular may also be adversely affected by unfavorable trends or developments such as:

•	inflation;

•	increased food costs;

•	labor and employee benefits costs (including increases in minimum hourly wage and employment tax rates);

•	regional weather conditions; and

•	the availability of experienced management and hourly employees.

The locations where we have restaurants may cease to be attractive as demographic patterns change.

The success of our owned and franchised restaurants is significantly influenced by location. Current locations may not continue to be attractive as demographic patterns change. It is possible that the neighborhood or economic conditions where our restaurants are located could decline in the future, potentially resulting in reduced sales in those locations.

There are numerous risks related to franchising.

The majority of Denny’s restaurants are owned and operated by independent franchisees. Many Denny’s franchisees have experienced financial difficulties. In the last five years, several franchisees, including the largest, have been liquidated through bankruptcy. Our franchise agreement requires each franchisee to remodel the restaurant every seven or eight years, and a franchisee may not have sufficient funds available to complete the work and continue in operations. The royalties, contributions to advertising and, in some cases, rents we receive from franchise restaurants depend on the financial health of the franchisee as well as operating results of the franchisee at a particular location.

Although the loss of revenues from the closure of any one franchise restaurant may not be material, such revenues generate margins that exceed those generated by company-owned restaurants or offset expenses which we continue to incur, such as rental expense on those restaurants that we originally owned and leased.

Our business model has from time to time involved the sale of company-owned restaurants to franchisees, many of whom borrowed heavily to acquire the businesses. While we hold very little of that debt, the high leverage of franchisees might put them at a disadvantage with respect to competitors.

The interests of franchisees, as owners of the majority of Denny’s restaurants, might sometimes conflict with our interests. For example, whereas franchisees are concerned with their individual business strategies and objectives, we are responsible for ensuring the success of our entire chain of restaurants and for taking a longer-term view with respect to system improvements.

Numerous government regulations impact our business.

We and our franchisees are subject to federal, state and local laws and regulations governing, among other things:

•	health;

•	sanitation;

•	environmental matters;

•	safety;

•	the sale of alcoholic beverages; and

•	hiring and employment practices, including minimum wage laws.

Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. The operation of our franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. If we or our franchisees fail to comply with these laws and regulations, we could be subjected to closure, fines, penalties, and litigation, which may be costly. We cannot predict the effect on our operations, particularly on our relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.

Negative publicity generated by incidents at a few restaurants can adversely affect the operating results of our entire chain and the Denny’s brand.

Food safety concerns, criminal activity, alleged discrimination or other operating issues stemming from one restaurant or a limited number of restaurants do not just impact that particular restaurant or a limited number of restaurants. Rather, our entire chain of restaurants is at risk from negative publicity generated by an incident at a single restaurant. This negative publicity can adversely affect the operating results of our entire chain and the Denny’s brand.

Our common stock is traded in the over-the-counter market, and it may never be listed on a national exchange.

Our common stock is currently traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “DNYY.” Our common stock may never be listed on a national securities exchange or Nasdaq. This means that it may be hard or impossible to find a willing buyer for our common stock in the future.

We do not intend to pay dividends in the foreseeable future.

The terms of our credit facility and the indentures governing our senior notes prevent us from declaring or paying any cash dividend on our common stock. We intend to retain any earnings we generate for use in operation and expansion of our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein contain numerous forward-looking statements about our financial condition, results of operations, cash flows, financing plans, business strategies, operating efficiencies, capital and other expenditures, competitive positions, growth opportunities, plans and objectives of management, markets for our stock and debt securities and other matters which reflect management’s best judgment based on factors currently known. These forward-looking statements involve risks and uncertainties. The words “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” or similar expressions, or the negative of these terms or expressions, are intended to identify these forward-looking statements, but some of these statements use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a “forward-looking statement.” Except as required by law, we expressly disclaim any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, among others:

•	competitive pressures from within the restaurant industry;

•	the level of success of our operating initiatives and advertising and promotional efforts, including the initiatives and efforts specifically mentioned in this prospectus;

•	adverse publicity;

•	changes in business strategy or development plans;

•	terms and availability of capital;

•	regional weather conditions;

•	overall changes in the general economy, particularly at the retail level; and

•	other factors included in the sections containing the forward-looking statements, including the section entitled “Risk Factors” in this prospectus.

SELLING STOCKHOLDERS

The Selling Stockholders.

On July 7, 2004, we sold 48,429,997 shares of our common stock in a private placement to the Selling Stockholders pursuant to the terms of certain Subscription Agreements, each dated as of July 6, 2004, by and between each Selling Stockholder and us. As part of the Subscription Agreements, we entered into a Registration Rights Agreement dated as of July 6, 2004 with each Selling Stockholder pursuant to which we agreed to file a registration statement with the Commission to register the shares held by the Selling Stockholders for resale. The registration statement of which this prospectus is a part was filed with the Commission pursuant to the Registration Rights Agreement.

The following table sets forth:

•	the name of each Selling Stockholder,

•	the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and the number of shares being offered by each Selling Stockholder,

•	the number of shares of common stock beneficially owned by each Selling Stockholder after this offering, and

•	the percentage of common stock beneficially owned by each Selling Stockholder before and after the offering based on 89,842,912 shares of common stock outstanding as of August 25, 2004.

Selling Stockholder	Beneficial Ownership Before Offering (1)(2)		Shares Being Offered	Beneficial Ownership After Offering
	Number	Percent		Number	Percent
Mellon HBV Alternative Strategies LLC (3)	19,789,273	22.0%	15,789,473	3,999,800	4.5%
Delta Pleiades, LP (4)	1,075,000	1.2%	761,100	313,900	*
Delta Onshore, LP (4)	1,127,800	1.3%	807,400	320,400	*
Delta Institutional, LP (4)	5,968,400	6.6%	4,353,700	1,614,700	1.8%
Delta Offshore, Ltd. (4)	6,405,115	7.1%	4,604,115	1,801,000	2.0%
Narragansett I, LP (5)	2,837,816	3.2%	2,326,316	511,500	*
Narragansett Offshore, Ltd. (5)	5,554,289	6.2%	4,515,789	1,038,500	1.2%
Harbert Event Driven Master Fund, Ltd. (6)	643,600	*	337,500	306,100	*
Xerion Partners I LLC (7)	2,140,000	2.4%	1,305,000	835,000	*
Xerion Partners II Master Fund Limited (8)	587,726	*	405,526	182,200	*
Goldman, Sachs & Co. (9)	3,660,630	4.1%	3,157,894	502,736	*
Couchman Partners LP (10)	2,539,400	2.8%	2,000,000	539,400	*
Portside Growth and Opportunity Fund (11)	1,818,092	2.0%	1,818,092	—	—
Lonestar Partners, L.P. (12)	4,480,000	5.0%	4,330,000	150,000	*
Smithfield Fiduciary LLC (13)	1,818,092	2.0%	1,818,092	—	—
Harman Stoller Capital Partners, L.P.	85,145	*	56,000	29,145	*
Paradigm Equities Fund II LLC	66,955	*	44,000	22,955	*

*	Less than 1%
(1)	All share ownership information was provided to us by the Selling Stockholders.
(2)	Assumes that all of the shares held by the Selling Stockholders and being offered hereby are sold, and that the Selling Stockholders acquire no additional shares of common stock prior to completion of this offering.
(3)

Mellon HBV Alternative Strategies LLC serves as investment advisor and agent of Mellon HBV Master Rediscovered Opportunities Fund L.P., Mellon HBV Master Multi-Strategy Fund L.P., Axis-RDO Ltd., Mellon HBV Capital Partners L.P., Distressed Recovery Master Fund Ltd., Mellon HBV Leveraged Multi-Strategy Fund L.P., Mellon HBV Master U.S. Event Driven Fund L.P., Lyxor/Mellon HBV Rediscovered Opportunity Fund Ltd. and HFR DS Performance Master Trust and has sole voting and investment power with respect to those shares reported as beneficially owned. Mellon HBV II, LLC is the general partner of certain funds managed by Mellon HBV Alternative Strategies LLC, as investment advisor and may be deemed to be the beneficial owner of the shares owned by those funds based on the definition of beneficial ownership provided in Rules 16a-1(a)(1) and 13d-3 under the Securities Exchange Act of 1934, but is not deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rule 16a-1(a)(2) under such Act. Each of Mellon HBV Alternative Strategies Holdings LLC and Mellon HBV II, LLC disclaims beneficial ownership of the reported shares. Mellon HBV Alternative Strategies Holdings LLC is a wholly owned, indirect subsidiary of Mellon Financial Corporation and a direct parent of Mellon HBV Alternative Strategies LLC. Each of Mellon Financial Corporation and Mellon HBV Alternative Strategies Holdings LLC may be deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rules 16a-1(a)(1) and 13d-3 under the Securities Exchange Act of 1934, but is not deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rule 16a-1(a)(2) under such Act. Additionally, Mellon Capital Management Corporation and Mellon Trust of New England N.A. beneficially own 45,545 shares and 8,140 shares, respectively, which shares are not a part of this offering.

(4)	Trafelet & Company, LLC serves as investment advisor of Delta Pleiades, LP, Delta Onshore, LP, Delta Institutional, LP and Delta Offshore, Ltd. Remy W. Trafelet is the manager of Trafelet & Company, LLC. Trafelet & Company, LLC and Remy W. Trafelet may each be deemed to share voting and investment power with respect to those shares reported as beneficially owned.
(5)	Joseph L. Dowling, as the sole managing member of the entities that have the power to control the investment decisions of Narragansett I, LP and Narragansett Offshore, Ltd., may be deemed to exercise sole voting and investment power with respect to those shares reported as beneficially owned.
(6)	Tony Reiner and Steve Dayan are portfolio managers for Harbert Event Driven Master Fund, Ltd., HMC Event Driven Offshore Manager, LLC, manages Harbert Event Driven Master Fund, Ltd., and HMC Investors, LLC serves as managing member of HMC Event Driven Offshore Manager, LLC. Raymond Harbert & Michael Luce may also be deemed to control HMC Investors, LLC. Each of the above entities disclaim any beneficial ownership except as the extent of their actual pecuniary interest.
(7)	S. Donald Sussman indirectly controls Paloma GP LLC (“Paloma GP”), which is the non-member manager of Xerion Partners I LLC (“XP-I”) and has voting and investment discretion over securities held by XP-I. Paloma GP and Mr. Sussman thus may be deemed to be beneficial owners of the shares identified in the table as being beneficially owned by XP-I. Paloma GP and Mr. Sussman disclaim beneficial ownership of the shares held by XP-I.
(8)	Daniel J. Arbess controls Xerion Partners Equity LLC (“XPE”), which is the investment manager of Xerion Partners II Master Fund Limited (“XP-II”) and has voting and investment discretion over securities held by XP-II. XPE and Mr. Arbess thus may be deemed to be beneficial owners of the shares identified in the table as being beneficially owned by XP-II. XPE and Mr. Arbess disclaim beneficial ownership of the shares held by XP-II.
(9)	The amount reported reflects the securities beneficially owned by the Fixed Income, Currency & Commodities Division and Equity Division of Goldman, Sachs & Co. (“GS&Co.”) at July 27, 2004. The amount reported does not reflect securities, if any, beneficially owned by any other operating unit or affiliate of GS&Co. GS&Co. may also be deemed to beneficially own from time to time securities acquired in ordinary course trading activities. GS&Co. disclaims beneficial ownership of any securities (i) held in client accounts with respect to which GS&Co. or its employees have voting or investment discretion, or both or (ii) beneficially owned by investment entities, of which GS&Co. may be a general partner, managing general partner or other manager to the extent interests in such entities are held by persons other than GS&Co.
(10)	Couchman Capital LLC is the general partner of Couchman Partners LP and Jonathan Couchman is the sole member of the Management Board of Couchman Capital LLC.
(11)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of those shares.

(12)	Jerome L. Simon is the manager of Lonestar Capital Management, LLC, which is the general partner of Lonestar Partners, LP.
(13)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

PLAN OF DISTRIBUTION

Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of shares and have not advised us of any specific plan for distribution of the shares offered by this prospectus. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices or prices negotiated at the time of sale. The shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales by broker-dealers of a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act of 1933, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee, donee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such Selling Stockholders, broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders. Each Selling Stockholder has purchased the shares of our common stock in the ordinary course of business.

In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. We are required to pay all fees and expenses incident to the registration of the shares; provided, that the Selling Stockholders are required, severally and not jointly, to pay any legal or other fees incurred by such Selling Stockholders and all underwriting fees and discounts, selling commissions, brokerage fees and stock transfer taxes applicable to shares sold by such Selling Stockholders hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, if we are notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We may suspend the use of this prospectus for one or more reasonable periods of time if we reasonably determine that sales of shares under this prospectus would require premature disclosure of information we determine not to be in our best interest to disclose and which we are not otherwise required to disclose. If such a suspension occurs, we will file a prospectus supplement or post-effective amendment, if required.

LEGAL MATTERS

Alston & Bird LLP will pass upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

The consolidated financial statements of Denny’s Corporation and subsidiaries as of December 31, 2003, and for the fiscal year then ended, have been incorporated by reference herein, and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules for the year ended December 25, 2002 and for the two fiscal years in the period then ended, incorporated in this prospectus by reference from Denny’s Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained:

•	At the Public Reference Room of the Commission, Room 1024 — Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

•	From the internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission.

•	From our website at http://www.dennys.com. Information contained on our website is not, and should not be deemed to be, a part of this prospectus.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the Commission at 1-800-SEC-0330.

We filed with the Commission a registration statement on Form S-3 (which contains this prospectus) under the Securities Act to register with the Commission the shares of our common stock offered by this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us, and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by us (File No. 0-18051) are hereby incorporated by reference into this prospectus:

(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

(3) the description of our common stock contained in our Registration Statement on Form S-1 as filed with the Commission on February 6, 1998 and amended on March 25, 1998 and April 21,1998; and

(4) our Current Reports on Form 8-K dated January 12, 2004, February 20, 2004, April 8, 2004, April 14, 2004, April 21, 2004, April 23, 2004, May 6, 2004, June 4, 2004, July 7, 2004, July 8, 2004, July 20, 2004, July 29, 2004, August 6, 2004 and August 27, 2004.

Information included by us in Current Reports on Form 8-K under Items 9 and 12 thereof is expressly not incorporated by reference herein.

All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to Rhonda J. Parish, Denny’s Corporation, 203 East Main Street, Spartanburg, South Carolina, 29319-0001 at (864) 597-8000.

48,429,997 Shares

Denny’s Corporation

Common Stock

PROSPECTUS

August 30, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Registration fee to Securities and Exchange Commission	$17,918
Accounting fees and expenses	$15,000
Legal fees and expenses	$50,000
Printing and Engraving	$5,000
Miscellaneous expenses	$0

Total	$87,918

Denny’s Corporation has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Stockholders.

Item 15. Indemnification of Directors and Officers

Denny’s Corporation is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurs.

Denny’s Corporation’s Restated Certificate of Incorporation and By-Laws provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Specifically, Articles Sixth and Seventh of the Restated Certificate of Incorporation provide for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL and the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL, and Article 5, Section 14 of the By-Laws provides for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL. Consequently, Denny’s Corporation

maintains officers’ and directors’ liability insurance for the benefit of its officers and directors. The Employment Agreement dated November 1, 2003 between Denny’s Corporation and Nelson J. Marchioli also provides for the indemnification of Mr. Marchioli by Denny’s Corporation to the extent permitted by Delaware law and, in connection therewith, calls for the advancement of attorneys’ fees and expenses (subject to repayment in certain circumstances).

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement. Certain of the exhibits, indicated by an asterisk, are hereby incorporated by reference to other documents on file with the Commission with which they are electronically filed, to be a part hereof as of their respective dates:

Exhibit Number	Description of Exhibits

*3.1	Restated Certificate of Incorporation of Denny’s dated March 3, 2003 (incorporated by reference to Exhibit 3.1 to Denny’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

*3.2	Certification of Amendment to Restated Certificate of Incorporation to Increase Authorized Capitalization dated August 25, 2004 (incorporated by reference to Exhibit 3.1 to Denny’s Current Report on Form 8-K filed August 27, 2004).

*3.3	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock dated August 27, 2004 (incorporated by reference to Exhibit 3.3 to Denny’s Current Report on Form 8-K filed August 27, 2004).

*3.4	By-Laws of Denny’s Corporation, as amended through August 25, 2004 (incorporated by reference to Exhibit 3.2 to Denny’s Current Report on Form 8-K filed on August 27, 2004).

*4.1	Indenture relating to the 11 1/4% Senior Notes (including form of security) dated January 7, 1998, between Advantica Restaurant Group, Inc. (“Advantica”) and First Trust National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Advantica’s Current Report on Form 8-K filed January 15, 1998).

*4.2	Indenture relating to the 12 3/4% Senior Notes (including form of security) dated April 13, 2002 among Denny’s and Denny’s Holdings Inc. and US Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Denny’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2002).

*4.3	Rights Agreement, dated as of December 15, 1998, between Advantica and Continental Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”) (including form of right certificate) (incorporated by reference to Exhibit 1 to Advantica’s Form 8-A, filed December 15, 1998, relating to preferred stock purchase rights).

*4.4	Amendment No. 1 dated July 2, 2004 to the Rights Agreement (incorporated by reference to Exhibit 99.1 to Denny’s Current Report on Form 8-K filed on July 20, 2004).

*4.5	Amendment No. 2 dated as of July 27, 2004 to the Rights Agreement (incorporated by reference to Exhibit 4.1 to Denny’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

*4.6	Form of Subscription Agreement dated as of July 6, 2004 by and among the Company and each of the Purchasers identified on the executed copies of the Subscription Agreements (incorporated by reference to Exhibit 99.2 to Denny’s Current Report on Form 8-K filed on July 8, 2004).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature pages hereof).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Denny’s Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on August 27, 2004.

DENNY’S CORPORATION

By:	/s/ ANDREW F. GREEN
Andrew F. Green Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew F. Green and Rhonda J. Parish, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nelson J. Marchioli	President, Chief Executive Officer and Director (Principal Executive Officer)	August 27, 2004

/s/ ANDREW F. GREEN Andrew F. Green	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2004

* Robert E. Marks	Chairman of the Board of Directors	August 27, 2004

* Vera K. Farris	Director	August 27, 2004

* Vada Hill	Director	August 27, 2004

/s/ ELIZABETH A. SANDERS Elizabeth A. Sanders	Director	August 27, 2004

Signature	Title	Date

* Donald R. Shepherd	Director	August 27, 2004

/s/ DEBRA SMITHART-OGLESBY Debra Smithart-Oglesby	Director	August 27, 2004

*By:	/s/ ANDREW F. GREEN
Andrew F. Green (Attorney-in-fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

*3.1	Restated Certificate of Incorporation of Denny’s dated March 3, 2003 (incorporated by reference to Exhibit 3.1 to Denny’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

*3.2	Certificate of Amendment to Restated Certificate of Incorporation to Increase Authorized Capitalization dated August 25, 2004 (incorporated by reference to Exhibit 3.1 to Denny’s Current Report on Form 8-K filed August 27, 2004).

*3.3	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock dated August 27, 2004 (incorporated by reference to Exhibit 3.3 to Denny’s Current Report on Form 8-K filed August 27, 2004).

*3.4	By-Laws of Denny’s Corporation, as amended through August 25, 2004 (incorporated by reference to Exhibit 3.2 to Denny’s Current Report on Form 8-K filed on August 27, 2004).

*4.1	Indenture relating to the 11 1/4% Senior Notes (including form of security) dated January 7, 1998, between Advantica Restaurant Group, Inc. (“Advantica”) and First Trust National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Advantica’s Current Report on Form 8-K filed January 15, 1998).

*4.2	Indenture relating to the 12 3/4% Senior Notes (including form of security) dated April 13, 2002 among Denny’s and Denny’s Holdings Inc. and US Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Denny’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2002).

*4.3	Rights Agreement, dated as of December 15, 1998, between Advantica and Continental Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”) (including form of right certificate) (incorporated by reference to Exhibit 1 to Advantica’s Form 8-A, filed December 15, 1998, relating to preferred stock purchase rights).

*4.4	Amendment No. 1 dated July 2, 2004 to the Rights Agreement (incorporated by reference to Exhibit 99.1 to Denny’s Current Report on Form 8-K filed on July 20, 2004).

*4.5	Amendment No. 2 dated July 27, 2004 to the Rights Agreement (incorporated by reference to Exhibit 4.1 to Denny’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

*4.6	Form of Subscription Agreement dated as of July 6, 2004 by and among the Company and each of the Purchasers identified on the executed copies of the Subscription Agreements (incorporated by reference to Exhibit 99.2 to Denny’s Current Report on Form 8-K filed on July 8, 2004).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature pages hereof).